Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Issuer:

MEDTRONIC, INC.

Guarantors:

MEDTRONIC PUBLIC LIMITED COMPANY

MEDTRONIC GLOBAL HOLDINGS S.C.A.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	3.650% Senior Notes Due 2029	457(r)	$922,420,000.00	99.991%	$922,336,982.20	0.00014760	$136,137.00
Fees to Be Paid (3)	Debt	Guarantee of Medtronic Public Limited Company of 3.650% Senior Notes Due 2029	457(n)	—	—	—		—

Fees to Be Paid (3)	Debt	Guarantee of Medtronic Global Holdings S.C.A. of 3.650% Senior Notes Due 2029	457(n)	—	—	—		—

Fees to Be Paid	Debt	3.875% Senior Notes Due 2036	457(r)	$922,420,000.00	99.930%	$921,774,306.00	0.00014760	$136,054.00
Fees to Be Paid (3)	Debt	Guarantee of Medtronic Public Limited Company of 3.875% Senior Notes Due 2036	457(n)	—	—	—		—
Fees to Be Paid (3)	Debt	Guarantee of Medtronic Global Holdings S.C.A. of 3.875% Senior Notes Due 2036	457(n)	—	—	—		—
Fees to Be Paid	Debt	4.150% Senior Notes Due 2043	457(r)	$651,120,000.00	99.823%	$649,967,517.60	0.00014760	$95,936.00
Fees to Be Paid (3)	Debt	Guarantee of Medtronic Public Limited Company of 4.150% Senior Notes Due 2043	457(n)	—	—	—		—

Fees to Be Paid (3)	Debt	Guarantee of Medtronic Global Holdings S.C.A. of 4.150% Senior Notes Due 2043	457(n)	—	—	—		—
Fees to Be Paid	Debt	4.150% Senior Notes Due 2053	457(r)	$759,640,000.00	99.417%	$755,211,298.80	0.00014760	$111,470.00
Fees to Be Paid (3)	Debt	Guarantee of Medtronic Public Limited Company of 4.150% Senior Notes Due 2053	457(n)	—	—	—		—
Fees to Be Paid (3)	Debt	Guarantee of Medtronic Global Holdings S.C.A. of 4.150% Senior Notes Due 2053	457(n)	—	—	—		—
Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities
Carry Forward Securities	—	—	—	—		—		—	—	—	—	—
	Total Offering Amounts					3,249,290,104.60		$479,597.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$479,597.00
(1)

The U.S. dollar equivalent of the Amount Registered has been calculated using a euro/U.S. dollar exchange rate of €1.00 = U.S. $1.0852, as announced by the U.S. Federal Reserve Board as of May 24, 2024.

(2)

The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.

(3)	Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate registration fee is payable for the guarantees.